THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS
      NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CONSPIRACY ENTERTAINMENT HOLDINGS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount $123,500                            Issue Date: August __, 2006

                            SECURED CONVERTIBLE NOTE

      FOR VALUE RECEIVED, CONSPIRACY ENTERTAINMENT HOLDINGS, INC., a Utah corporation (hereinafter called "Borrower"), hereby promises to pay to _______________________________ (the "Holder") or order, without demand, the sum of One Hundred Twenty-Three Thousand Five Hundred Dollars ($123,500.00), with interest accruing thereon, on February 1, 2007 (the "Maturity Date"), if not retired sooner.

      This Note has been entered into pursuant to the terms of a Second Amendment, Modification and Consent to Transaction Documents Agreement between the Borrower and the Holder dated at or about August 8, 2006 herewith (the "Second Amendment"), and shall be governed by the terms of such Second Amendment. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Second Amendment. The following terms shall apply to this Note:

                                     ARTICLE I

                                 GENERAL PROVISIONS

      1.1 Interest Rate. Interest payable on this Note shall accrue at the annual rate of fifteen percent (15%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

      1.2 Payment Grace Period. The Borrower shall have a five (5) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of eighteen percent (18%) per annum.

      1.3 Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred, the Borrower may not pay this Note, without the consent of the Holder, until one year after the later of the date the Event of Default has been cured or one year after the Maturity Date.

                                   ARTICLE II

                                CONVERSION RIGHTS

      The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower's Common Stock, $.001 par value per share ("Common Stock") as set forth below.

            2.1. Conversion into the Borrower's Common Stock.

            (a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in
Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the "Delivery Date") that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date (as defined in the Second Amendment). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be the lesser of $0.02, or seventy percent (70%) of the average of the five lowest closing bid prices for the Common Stock as reported by Bloomberg L.P. for the thirty trading days preceding a Conversion Date.

            (c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                  A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                  B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                  C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..

                  D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue or agree to issue any shares of Common Stock for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Second Amendment.

            (d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

            (e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 200% of the amount of shares of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

            2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

            2.3 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.

                                   ARTICLE III

                                EVENT OF DEFAULT

            The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

            3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of five (5) days after the due date. The five (5) day period described in this Section 3.1 is the same five (5) day period described in Section 1.2 hereof.

            3.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Second Amendment or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

            3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Second Amendment, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

            3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

            3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

            3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

3.7 Delisting. Delisting of the Common Stock from any Principal Trading Market (as defined in the Securities Purchase Agreement, dated August 31, 2004, between the Company and the Lenders who executed such agreement thereto; failure to comply with the requirements for continued listing on a Principal Market for a period of seven consecutive trading days; or notification from a Principal Trading Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Trading Market.

            3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

            3.9 Stop Trade. An SEC or judicial stop trade order or any trading suspension that lasts for five or more consecutive trading days.

            3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or, if required, a replacement Note.

            3.11 Non-Registration Event. The Borrower's failure to comply with the registration obligations set forth in Article V hereof.

            3.12  Reservation Default.   Failure by the Borrower to have
reserved for issuance upon conversion of the Note the amount of Common stock as set forth in this Note and the Second Amendment.

            3.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period, provided, however, the Company's failure to reserve adequate shares of its common stock for issuance to the Lenders in connection with any shares issuable to the Lender in connection with any outstanding convertible security (other than this Note) including any outstanding convertible note or warrant shall not be an Event of Default.

            3.14 Failure to Meet the Projections. If the Company does not timely file a Form 10-QSB or Form 10-KSB reflecting that the Projections set forth on Schedule C to the Second Amendment required to be achieved have been timely achieved.


                                   ARTICLE IV

                                SECURITY INTEREST

             4. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Holder pursuant to the Second Amendment and Security Interest Agreements, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

                                    ARTICLE V

                               REGISTRATION RIGHTS

            5. Registration Rights. Borrower hereby grants the following registration rights to holders of the Securities. If Borrower at any time proposes to register any of its securities under the 1933 Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Common Stock issuable upon conversion of this Note ("Registrable Securities") for sale to the public, provided the Registrable Securities are not otherwise registered for resale by the Subscribers or Holder pursuant to an effective registration statement, each such time it will give at least fifteen (15) days' prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the Holder, received by Borrower within ten (10) days after the giving of any such notice by Borrower, to register any of the Registrable Securities not previously registered, Borrower will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by Borrower, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the Holder of such Registrable Securities. Unless instructed in writing to the contrary, the Holder shall be deemed to have exercised the registration rights granted in this
Article V. The Seller is hereby given the same rights, benefits and indemnification as any other seller identified in such registration. In the event that any registration pursuant to this Article V shall be, in whole or in part, an underwritten public offering of common stock of Borrower, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that Borrower and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Borrower therein; provided, however, that Borrower shall notify the Holder in writing of any such reduction. Notwithstanding anything to the contrary herein, this Section shall not apply to any amendments to the Registration Statement filed by the Company with the Securities and Exchange Commission on September 14, 2005 to register 61,850,000 shares of the Company's common stock (the "Registration Shares"), or to any substitute registration statement to register Registration Shares if such Registration Statement is withdrawn, including any amendments to such substitute registration statement, provided the forgoing registration statements (including any amendments thereto) do not seek to register more than the Registration Shares.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            6.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Conspiracy Entertainment Holdings, Inc., 612 Santa Monica Boulevard, Santa Monica, CA 90401, Attn: Keith Tanaka, CFO, telecopier: (310) 260-1450, with a copy by telecopier only to Marc Ross, Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, New York, New York, 10018, telecopier number (212) 930-9700 and
(ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number:
(212) 697-3575.

            6.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            6.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

            6.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

            6.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

            6.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

            6.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

            6.9 Incorporation of Rights. The Holder is granted any other rights and benefits, at the Holder's election, which were granted by the Borrower to holders of the Borrower's Debentures issued at or about August 31, 2004.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ___ day of August, 2006.

                                    CONSPIRACY ENTERTAINMENT HOLDINGS, INC.



                                    By:________________________________
                                          Name:
                                          Title:

WITNESS:



--------------------------------------

                              NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)


      The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Conspiracy Entertainment Holdings, Inc. on August ___, 2006 into Shares of Common Stock of Conspiracy Entertainment Holdings, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:_______________________________________________________


Conversion Price:_________________________________________________________


Shares To Be Delivered:___________________________________________________


Signature:________________________________________________________________


Print Name:_______________________________________________________________


Address:__________________________________________________________________


        __________________________________________________________________